EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the registration of 265,000 shares for the Plan of Assumption, Capital Bancorp, Inc. 2001 Stock Option Plan, and the Plan of Assumption, Capital Bancorp, Inc. Director Deferred Stock Compensation Plan, of our report dated March 3, 2005, with respect to the consolidated financial statements of Renasant Corporation (formerly, The Peoples Holding Company) included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Birmingham, Alabama

July 17, 2007